UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2020

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock	MTNB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Officer

On December 1, 2020, Matinas BioPharma Holdings, Inc. (the “Company” or “Matinas”) announced that Hui Liu, Ph.D., M.B.A., age 53, has been appointed as the Company’s Chief Technology Officer.

Prior to joining Matinas, from 2017 to 2020, Dr. Liu was Director of Formulation and Delivery at Seqirus USA Inc., a privately held global leader in influenza and pandemic response. Prior to joining Seqirus, Dr. Liu was Director of CMC at Cellics Therapeutics, Inc., a privately held development stage biopharmaceutical company, in 2017, and Senior Technical Lead at Alcon Inc. (SIX/NYSE:ALC), a global leader in eye care, from 2015 to 2017.

Effective December 1, 2020, the Company entered into an employment agreement (the “Employment Agreement”) with Dr. Liu pursuant to which he will receive an initial annual base salary of $350,000, a signing bonus of $50,000, relocation expenses of $50,000, subject to a gross-up for income and employment taxes, and is eligible for an annual target bonus of up to 40% of his base salary, based on the achievement of certain individual and/or corporate performance targets established by the Company’s Board of Directors or the Compensation Committee. The actual amount of such bonus will be determined annually based upon individual and/or the Company’s achievement of certain performance targets, as determined by the Board or the Compensation Committee, in its discretion. In addition, Dr. Liu will receive a grant of options to purchase 350,000 shares of the Company’s common stock, par value $0.0001 per share, pursuant to the Company’s 2013 Equity Incentive Plan, as amended and restated. Dr. Liu is eligible to participate in employee benefit plans generally available to the Company’s senior executives, subject to the terms of those plans. The Employment Agreement further provides that in the event the Company terminates Dr. Liu’s employment “without cause” (as defined in the Employment Agreement) or Dr. Liu resigns for “good reason” (as defined in the Employment Agreement), subject to the execution and non-revocation of a release agreement, Dr. Liu will be entitled to continuation of his base salary, at the rate then in effect, for a period of twelve months, payable in accordance with the Company’s customary payroll practices and procedures, will be eligible for twelve months of COBRA benefits; and, in the event such termination occurs within the twelve month period following a “change of control” (as defined in the Employment Agreement), the vesting of 100% of Dr. Liu’s outstanding equity awards will be accelerated in full and he will receive a payment equal to his target annual bonus for the calendar year in which the termination occurs; provided, however, that in the event Dr. Liu breaches the terms of his Covenants Agreement (as defined below) or the release agreement, the Company’s obligations to pay such severance payments and COBRA benefits shall immediately cease.

In addition, Dr. Liu has entered into the Company’s standard form agreement with respect to non-disclosure and assignment of inventions (the “Covenants Agreement”).

The foregoing description of the Employment Agreement is intended to be a summary and is qualified in its entirety by reference to such document, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Item 7.01.	Regulation FD Disclosure.

On December 1, 2020, the Company issued a press release announcing the appointment of Dr. Liu as the Company’s Chief Technology Officer. A copy of the press release is furnished as Exhibit 99.1 hereto. In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: December 1, 2020	By:	/s/ Jerome D. Jabbour
Name: Jerome D. Jabbour
Title: Chief Executive Officer